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                                                                    EXHIBIT 99.2



SAN DIEGO, Jul 31, 2002 (BUSINESS WIRE) -- Save the World Air Inc., (ZERO) today announced that it has received from the U.S. District Court, Southern District of New York, an Order for Preliminary Injunction against the company's former CEO, Jeffrey A. Muller and others named in the cross-complaint filed by SWA on July 2, 2002.

The Order, signed by Judge George B. Daniels on July 30, 2002, prevents Muller and other cross-defendants from selling, transferring, or encumbering any assets and property of the company, from selling or transferring any SWA stock that they may own or control, or from taking any action to injure SWA or its business and shareholders. The order also prevents Jeffrey A. Muller from serving as an officer or director of SWA.

The decision was reached by Judge Daniels following a hearing that was held on July 25, 2002 before the court, where attorneys for both SWA and the U.S. Securities and Exchange Commission (SEC Enforcement Division) were represented. In entering this Preliminary Injunction Order, the Court found that the pleadings provided in this case were sufficient to support his issuance of the Order and that the facts and arguments contained therein were uncontroverted. The Court further extended the time for the cross-defendants to file an answer or to otherwise respond to the cross-complaint to Aug. 19, 2002.

The new company Chairman Edward Masry, expressed, "The officers of SWA and the company's new Board of Directors are pleased by this decision. This action by the Court clears the way for the corporation to now proceed unencumbered with the business of the company and also with the development and planning for the marketing of the company's products. We will continue to support any request by the Court or the SEC for information or further cooperation regarding this matter."

Please go to http://www.savetheworldair.com/Injunction.pdf to view a PDF version of the Courts Order for Preliminary Injunction.

Safe Harbor Statement: The statements contained herein, which are not historical, are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements, including without limitation SWA's ability to complete testing, raise sufficient capital to continue research and development, establish marketing and distribution and obtain customer acceptance of its products, as well as other risks described from time to time in SWA's press releases and filings with the U.S. Securities and Exchange Commission.

CONTACT:       SAVE THE WORLD AIR INC.
            EDWARD MASRY, 818/865-3500
            questions@savetheworldair.com